EXHIBIT 99.1

Quanex Corporation Quarterly Update -- Fiscal First Quarter 2007

Company Increases Earnings Guidance 19% Based on Higher Shipments at MACSTEEL and Stronger Margins at Building Products; Expects Diluted EPS from Continuing Operations of $0.45 - $0.50

HOUSTON, Jan. 17, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that it expects to report fiscal first quarter 2007 diluted earnings per share from continuing operations in a range of $0.45 to $0.50 when it reports results on February 27, 2007.

Vehicular Products, whose primary market driver is North American light vehicle builds, expects to report lower net sales and operating income in the fiscal quarter compared to the fiscal first quarter 2006. MACSTEEL bar shipments are forecast to be down 5% versus the year ago quarter. Light vehicle builds are estimated to be down 6% over the same periods.

Building Products, whose primary market drivers are U.S. housing starts and remodeling activity, expects to report lower net sales and operating income in the fiscal quarter compared to the fiscal first quarter 2006. Net sales at Engineered Products, a producer of window and door components, are expected to be down 20% compared to the fiscal first quarter 2006. Volume at Nichols Aluminum, a producer of painted and mill-finished aluminum sheet products, is expected to be off 15% compared to the year ago fiscal quarter. Housing starts are estimated to be down 25% compared to the fiscal first quarter of 2006.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 15, 2006, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

CONTACT:  Quanex Corporation
          Jeff Galow
            713-877-5327
          Valerie Calvert
            713-877-5305